Event ID:   3733085
Culture:   en-US
Event Name: Q3 2011 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2011-02-14T13:30:00 UTC

P: Operator;;
C: Lesley Snyder;Rand Logistics, Inc.;IR
C: Laurence Levy;Rand Logistics, Inc.;Chairman and CEO
C: Scott Bravener;Rand Logistics, Inc.;President of Lower Lakes Towing and Lower Lakes Transportation Company
C: Joe McHugh;Rand Logistics, Inc.;CFO
C: Ed Levy;Rand Logistics, Inc.;President
P: Fred Buonocore;CJS Securities;Analyst
P: Rick D'Auteuil;Columbia Management;Analyst
P: David Horn;Kiron Advisors;Analyst
P: Jon Evans;Edmunds White Partners;Analyst
P: Matt Campbell;Knott Partners;Analyst
P: Bob Sales;LMK Capital Management;Analyst
P: John Bossler;Dominick & Dominick;Analyst
P: Carl Wiseman;Early Bird Capital;Analyst
P: George Melas;MKH Management;Analyst

+++ presentation
Operator: Good morning. My name is Jackie, and I will be your conference operator today. At this time, I would like to welcome everyone to the third quarter fiscal year 2011 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. (Operator Instructions). Thank you. Ms. Snyder, you may begin your conference.

Lesley Snyder: Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' fiscal 2011 third-quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.RandLogisticsInc.com/presentations.html.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control, and some of which might not even be anticipated. Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited, to the effect of the economic downturn in our market, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 16, 2010. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call.

After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results; Joe McHugh, our CFO, will review the financial results; and Ed Levy, Rand's President, will discuss our fiscal 2012 preliminary earnings outlook. We will then open the call up for questions.

During the first six months of fiscal year 2011, we experienced a series of mechanical incidents on our vessels, which collectively resulted in a cumulative financial expense that, as previously stated, management regards as nonrecurring. While we normally experience and plan for ordinary course mechanical incidents on our vessels, the financial impact of these incidents far exceeded our historic experience and can be grouped into three distinct categories totaling approximately $4.9 million.

Firstly, approximately $1.1 million in repair costs below our insurance deductible limits.

Secondly, approximately $1.3 million of assessments from one of our insurance carriers due to unusually large losses experienced in the current policy year, and

Thirdly, 113 days of downtime, including 77 lost sailing days, which in conjunction with our inability to utilize certain of our vessels during periods when the repairs were made, created inefficiencies in our trade patterns equivalent to lost margin of $2.5 million.

While the entire management team is extremely disappointed by the operational incidents that occurred during the sailing season, we still expect our operating income, plus depreciation and amortization will exceed $19 million for the fiscal year ending March 31, 2011, notwithstanding incurring the aforementioned approximately $4.9 million of one-time costs and lost margin due to these incidents. For the nine months ended December 31, 2010, operating income plus depreciation and amortization, and excluding a GE amendment fee of $446,000 in fiscal 2010 equaled $24.9 million versus $27.5 million for the same period last fiscal year.

We are very enthusiastic about the highly strategic nature of the KK Integrated Shipping, or KKIS, acquisition announced earlier today. We believe that the acquisition will add between $0.25 and $0.30 in free cash flow per common share for our fiscal year ending March 31, 2012.

The SS Michipicoten repowering project, which began in December 2010, is on track and will also be accretive to our fiscal-year 2012 results. As we estimate, this investment will generate an unlevered annual return on invested funds in the mid-teens. Ed will discuss the acquisition and the repowering in detail later.

Based on current economic conditions, we are adjusting our prior guidance of $0.90 to $1.00 of free cash flow per common share to $1.15 to $1.30, reflecting anticipated benefits to be derived from the newly acquired vessels.

We believe that our year-to-date results, notwithstanding the costs and lost margin due to the mechanical incidents, clearly illustrate the benefits of our differentiable and sustainable competitive advantages. These include high barriers to entry and non-duplicatable asset portfolio, customer and end market diversification, long-term contracts with revenue visibility, and an efficient cost structure.

Now I would like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. Several years ago, we initiated a long-term strategy to diversify our commodity mix to drive organic growth. We believe that we are continuing to see the benefits of this sales and marketing strategy and that, over time, it will allow us to maximize our per-day performance metrics. The KKIS acquisition is the second phase of our long-term strategy. The vessels that we acquired position us to enhance the profitability of our existing fleet by better aligning our assets to the trade patterns that they are best suited for, and gain greater flexibility in the scheduling of our expanded fleet.

Our third-quarter results were in line with our expectations as we enjoyed consistent customer demand throughout the quarter. This demand continued across our end markets into January 2011, as we operated for an above average 144 sailing days in the month.

While demand for many of the commodities that we transport remains below their trailing five-year averages, I am pleased to report that our markets experienced an overall increase in demand during the 2010 sailing season as compared to the same period in 2009, when a weakened economy delayed the start of the 2009 sailing season.

As a result of this increased customer demand, and despite the lost time due to the aforementioned mechanical incidents, we experienced a 5.9% increase in the number of sailing days year to date compared to the prior-year period, which, in conjunction with a better product mix, resulted in a 4.4% increase in marine freight revenue, excluding the impact of currency.

The magnitude of the demand improvement varies across the end markets that we serve and the commodities that we transport.

Aggregates represent approximately 44% of our total tonnage. Shipments increased 19% lakes-wide year to date versus the same period one year ago. The increase is primarily attributable to improved demand from the steel industry for lime and fluxing stone. The construction industry has seen very little benefit from government stimulus efforts to date. Our shipments were relatively flat during the 2010 sailing season as compared to the same period in 2009. Aggregate tonnages will expand in 2011 due to additional new business and modest growth in our markets.

Coal represents approximately 16% of our total tonnage. Shipments lakes-wide increased by 7% year to date versus the same period in the previous year. This is attributable to reduced demand for power generation and high inventory levels. Lower Lakes increased shipments by 23% year to date to our industrial customers as many of these customers ceased or backloaded their orders in the first half of 2009 due to economic uncertainty. We expect continued growth in our coal tonnages due to increased industrial demand and additional new business.

Iron ore represents approximately 14% of our total tonnage. Shipments increased by 67% lakes-wide year to date. Our shipments were relatively flat during the 2010 sailing season as compared to the same period in 2009. We expect to increase our iron ore shipments this season due to a robust uptick in demand.

Salt represents approximately 13% of our total tonnage. Shipments declined significantly lakes-wide due to an abnormally mild and dry winter in 2009 in the Great Lakes region. The tonnage that we carry declined by 17% year to date versus the same period last year. The decline was consistent with our expectations at the beginning of the 2010 sailing season. We expect our salt tonnages to rebound in 2011 due to a return of normalized weather patterns to the Great Lakes region.

Grain represents approximately 11% of our total tonnage. The grain tonnage that we carry declined by 13% year to date versus the same period last year due to weak export markets and grain quality issues within our milling markets. We believe our milling grain tonnages should rebound closer to historical levels and our export markets will be solidified due to additional new business and an increase in world demand.

Our total sailing days increased 177 days or 5.9% to 3,154 sailing days during the nine-month period ended December 31, 2010 from 2,977 sailing days during the nine-month period ended December 31, 2009. The increase in sailing days was a result of stronger overall markets, the sailing of the McKee Sons, which sailed only 137 days during the nine-month period ended December 31, 2009, partially offset by the loss of 77 sailing days due to mechanical incidents on several of our vessels during the nine-month period ended December 31, 2010.

Our outlook for fiscal 2012 is very positive, given our current order book as well as additional customer demand expected in connection with the KKIS acquisition. Based on contracts in hand, our expanded fleet is fully booked for the 2011 sailing season. As such, we remain confident in our ability to operate our expanded fleet closer to our 3,575 sailing days per year theoretical maximum upon the launch of the repowered Michipicoten in fiscal 2012.

We have been successful in securing additional new business across most end markets for the 2011 sailing season and are expecting to renew all expiring contracts. The increased fleet capacity due to the announced vessels acquisition has allowed us to aggressively pursue additional backhaul opportunities. This will enable us to continue improving the scheduling and efficiency of our vessels, which will in turn, optimize the revenue-generating capabilities of the fleet.

With that, I would like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

Total revenue during the third quarter was $36.6 million, a decrease of $706,000 or 1.9%, compared to $37.3 million during the comparable year-ago period. This decrease was primarily attributable to decreased freight revenue, partially offset by higher fuel surcharges.

Freight and related revenue from Company-operated vessels decreased by $1.3 million or 4.4%, excluding the impact of currency, to $27.3 million during the fiscal third quarter compared to $28.6 million during the comparable year-ago period. Freight and related revenue per sailing day decreased by $823 or 3.1% to $26,030 per sailing day in the three-month period ended December 31, 2010, compared to $26,853 per sailing day in the three-month period ended December 31, 2009. This decrease was attributable to inefficiencies in our trade patterns that resulted from mechanical incidents in the prior quarter.

Vessel operating expenses increased by $173,000 or 0.7% to $23.4 million in the three-month period ended December 31, 2010, compared to $23.2 million in the three-month period ended December 31, 2009. This increase was primarily attributable to higher fuel costs and a stronger Canadian dollar. Vessel operating expenses per sailing day increased by $476 or 2.2% to $22,275 per sailing day in the three-month period ended December 31, 2010, compared to $21,799 in the three-month period ended December 31, 2009.

Our general and administrative expenses decreased by $153,000 to $2.4 million during the three-month period ended December 31, 2010, compared to $2.6 million in the three-month period ended December 31, 2009. The decrease in general and administrative expenses was primarily attributable to an elimination of our incentive compensation and our provision for doubtful accounts, partially offset by a stronger Canadian dollar and higher restricted stock amortization expense. Our general and administrative expenses represented 6.6% of revenues during the three-month period ended December 31, 2010, a decrease from 6.9% of revenues during the three-month period ended December 31, 2009. During the three-month period ended December 31, 2010, $700,000 of our general and administrative expenses was attributable to our parent company, and $1.7 million was attributable to our operating companies.

The Canadian dollar strengthened by approximately 4.2% versus the US dollar, averaging approximately $0.99 U.S. per Canadian dollar during the three-month period ended December 31, 2010, compared to approximately $0.95 U.S. per Canadian dollar during the three-month period ended December 31, 2009. The Company's balance sheet translation rate increased from $0.98 U.S. per Canadian dollar at March 31, 2010, to just over $1.00 U.S. per Canadian dollar at December 31, 2010.

As shown on slides 14 and 15 of the presentation available on Rand's website, under Investors Events and Presentations, during the three-month period ended December 31, 2010, the Company's operating income plus depreciation and amortization decreased by $470,000 to $7.9 million from $8.4 million. During the nine-month period ended December 31, 2010, the Company's operating income plus depreciation and amortization, excluding a GE amendment fee of $446,000 in fiscal 2010, decreased by $2.6 million to $24.9 million from $27.5 million. The reduction in operating income for the nine-month period resulting from previously disclosed operational incidents was a total of $4.9 million, including $1.1 million of repair costs below insurance deductibles, lost margin of $2.5 million resulting from 113 days of downtime, and a one-time insurance assessment of $1.3 million.

Finally, I would ask you to turn to slide 16 of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing four quarters' operating income plus depreciation and amortization since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions.

With that, I would like to turn the call over to Ed. Ed?

Ed Levy: Thanks, Joe. As Laurence mentioned, earlier today, we announced our acquisition of two Jones Act-compliant, self-unloading integrated tug/barge units from KK Integrated Shipping. The acquisition of these vessels allows us to continue upgrading our fleet and expand at a price well below replacement cost. These vessels are in excellent structural condition and their addition to our fleet does not require us to add any shore side SG&A. Given our current order book, as well as additional customer demand expected in connection with the acquisition, the two vessels are fully contractually booked for the upcoming sailing season. In addition, as a result of this acquisition, we have elected to defer a drydocking and major life extension capital expenditure program planned for this winter for our smallest, oldest and least profitable vessel.

The acquisition was structured with $35.5 million of cash paid at closing, including $31 million financed with third-party debt; $5.1 million of attractively priced junior seller paper; and 1.3 million shares of the Company's common stock. We expect that this acquisition will add between $0.25 and $0.30 in free cash flow per common share for our fiscal year ending March 31, 2012.

Work is underway and on budget for the SS Michipicoten repowering project, which began on December 16, 2010. We estimate that the vessel will be fully operational in the spring of 2011, and believe that the returns from this investment are very attractive. Based on our experience with a similar vessel repowering in 2008, we estimate that this investment will generate an unlevered annual return on invested funds in the mid-teens. We have all the funds on hand to finance this capital improvement.

The Michipicoten is the fourth vessel in our fleet to be repowered since the year 2000. Including this repowering project, over the past 10 years, Rand has invested more than $60 million of capital into its vessels to improve their efficiency and extend their useful life. This continued investment ensures that we remain a leader within our industry in providing efficient, cost-effective, and environmentally responsible waterborne transportation services.

The highly strategic KKIS acquisition and our investment in the Michipicoten are predicated on our belief that these investments will allow us to maximize the utilization of our entire fleet and better serve the needs of our customer network. As a result, over the next 24 months, we believe we have the opportunity to accelerate our free cash flow growth. While we have not finalized our budgets for the year ending March 31, 2012, we are preliminarily projecting that operating income plus depreciation and amortization will be between $34 million and $36 million, and that free cash flow per common share will be between $1.15 and $1.30 per common share. We believe that as we achieve optimal scheduling of our vessels, we have the potential to see free cash flow per common share increase by a further 10% for the year ending March 31, 2013.

We remain committed to evaluating and pursuing a variety of in-market growth opportunities, which will enhance our competitive position as a leading provider of bulk freight shipping services throughout the Great Lakes region, and illustrates our long-term commitment to our customers, employees and shareholders. We look forward to keeping you apprised of Rand's continued progress.

With that, I would like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions). Fred Buonocore, CJS Securities.

Fred Buonocore: Good morning and congratulations on your acquisition. So, relative to that acquisition, I guess the first thing I would like to hear more about is, pretty much all of you on the call have talked about how the addition of these two vessels is going to increase your flexibility with respect to scheduling and ultimately result in better utilization over the entire fleet. Can you help us understand that a little bit more, please?

Laurence Levy: Scott, could you try and address that, please?

Scott Bravener: Yes. Good morning, Fred. There's a number of things tied to this acquisition which we think are very positive to allowing us to do what we've said we're going to do. I think number one is we were able to purchase a low-cost competitor in the marketplace. Two, we are able to upgrade the age of our fleet and with lower operating cost equipment, which upgrades our fleet in general. We've been able to increase our market share in our existing markets. And four, we are able to defer -- substantially defer -- capital investment in our smallest, least profitable vessel at this time. We're able to dedicate one of the acquired vessels to our Saginaw Valley business, which is a particularly large book of business that we have, and that this vessel is particularly well-suited to, which frees up our other vessels for more profitable trading patterns.

And, we've been able to acquire a vessel with greater cubic capacity that is complementary to our Saginaw-McKee Sons class of vessels, which allows us to pursue additional backhaul opportunities as well as becoming more self-sufficient in some of our existing business. And this allows for a much greater scheduling flexibility and efficiency, which should optimize our profitability at the end of the day.

Fred Buonocore: Got it. I understand. It looks like these vessels might be a little bit bigger than what might traditionally be considered River Class. Is this a kind of a divergence or expansion of your strategy? Or do you already do some business that doesn't necessarily require River Class vessels? And how should I think about the River Class versus larger-vessel aspect of your fleet now?

Scott Bravener: You're correct in that, Fred, that a significant portion of our business that we're currently doing is also in what we would classify as the mid-class of vessel, which our larger vessels are currently on the smaller size of, and with these larger vessels, allows us to participate in that market to a greater degree, and certainly adds to our flexibility and some of the opportunities that we're able to pursue within that market.

Fred Buonocore: Okay. And what about labor agreements on these two ships? Is this something that you had to deal with like you had to a few years ago I guess with the WMS vessels?

Scott Bravener: No, this was strictly an asset purchase of the assets of the business. There was no labor to come with them. The vessels will be time chartered to Grand River Navigation, which is our U.S. operating arm of our U.S. fleet, and will be crewed by our existing crews.

Fred Buonocore: Okay, and then finally, what kind of shape are these ships in? Are we going to see in another year from now you announcing the requirement to do something with the hull or some major capital investment in one or both of these ships?

Scott Bravener: No, these vessels have recently been converted in the past few years to integrated tug/barge units from former steam-powered ships. And, the previous owner had spent a lot of capital over the previous three years in upgrading these vessels. The barges themselves are very modern, some of the most modern unloading equipment that is on the Great Lakes today, structurally, in the top condition within our fleet and other fleets on the Great Lakes. So we are very pleased to be able to acquire these assets.

Fred Buonocore: Very nice. Thank you.

Operator: Rick D'Auteuil, Columbia Management.

Rick D'Auteuil: Good morning. Just, and I may have missed this, but the terms of the -- both the third party and the seller note? And then maybe if you could just go over the pro forma balance sheet with the debt levels.

Laurence Levy: Ed, could you please address that?

Ed Levy: Sure. The terms of the third-party debt, approximately $31 million of third-party debt from a single provider; our existing lead agent, GE, provided that debt; LIBOR +4.75% with no LIBOR floor is the interest rate. It's a three-year final maturity facility. Again, it's separate and distinct from our existing indebtedness. It's a separate facility relative to our existing facility with nominal amortization which begins in September of 2011. So that's the third-party indebtedness.

The $5.1 million of seller paper is long-dated seller paper, where a vast majority of it is interest free and just requires nominal prepayments over the next 72 months -- and it's a deeply subordinated piece of paper.

So that's the indebtedness that we incurred in relation to this acquisition. Pro forma for the acquisition, we'll have approximately $110 million of third-party term indebtedness. And then we will have the seller note as well, so that will be our entire indebtedness going forward.

Laurence Levy: And I would add that both the management team and our lenders feel very comfortable with this level of indebtedness on the Company's current earnings capability, as we feel in the context of things, we'll be leveraged approximately 3 times our projected EBITDA and feel quite comfortable that that is manageable.

Rick D'Auteuil: Okay. Is there -- how much -- if you were to find another opportunity, how much room do you have for further debt financing?

Ed Levy: I think that will be situation specific and it will be a function of the asset that we're looking at, as well as our comfort level with how much contractual business we can comfortably put on that piece of equipment. It will also be a function of the appraised value of the acquired assets. And I think we've proven that there's a fairly attractive market out there from a lending perspective to lever these assets.

And so I think in general, though, we feel pretty comfortable at that 3 times leverage area, which is where we're at right now. And given the free cash flow characteristics of the business going forward, we're going to be knocking down a good chunk of debt here over the next 12 months.

Rick D'Auteuil: Are there any restrictions on the shares that were issued?

Ed Levy: They will be registered. They're not registered right now. They will be registered and then they will be available for sale, to the extent that the owner of the KKIS assets wants to sell them.

Rick D'Auteuil: Okay, and the timeframe of registering -- is that a matter of months or --?

Ed Levy: Yes, it's a matter of months.

Rick D'Auteuil: Okay. Thank you.

Operator: David Horn, Kiron Advisors.

David Horn: Good morning, gentlemen. The ships that we purchased, they were a competitor of ours until now?

Ed Levy: That's correct.

David Horn: And this is the only two ships they have? They are out of the market now?

Ed Levy: They are out of the market and they've signed a long-term non-compete.

David Horn: Okay, great. And then, can you just repeat, had we not had any problems with the ships that we had over the course of the year -- what would EBITDA have been as opposed to the sort of I guess 19 rolling that we've had?

Ed Levy: Add about $5 million to that. And then, given the way our incentive compensation program works, which is based on return on invested capital, the way our bonus pools fill up, you probably should deduct about $1 million from that, so we would have been in that $23 million area that we had conveyed to everybody back in our August conference call; maybe a little bit north of the $23 million area, but we feel quite good we would have been there.

And that's in a year where our salt tonnage, as Scott mentioned, was down about 17%, and salt is a significant backhaul commodity for us. And so that had a material impact on our profitability for the year ending March 2011.

Laurence Levy: I will just highlight in the $19 million that we are projecting, there is no incentive compensation being planned for the management team.

David Horn: Okay. So this hit you guys pretty hard. Okay, and then can you just bridge me -- from using a base of $23 million, adjusted basis, to the $34 million to $36 million we're thinking next year, what are the components that get us that additional say $11 million to $13 million?

Ed Levy: Sure. We have been telling everybody, David, that we will be $28 million of EBITDA pro forma for the Michipicoten investment. That's historically the numbers we've been pointing everybody towards. The Michipicoten is kind of mid-teens return on invested capital, and assume sort of mid-teens, a little bit higher, investment amount. So that will be call it $2.5-ish million. That bridges us between the $23 million and the $28 million; a portion of it, about $2.5 million comes from the Michipicoten. The remainder comes from some efficiencies that we know we can achieve in our salt business returning to where it has been historically.

And then taking us from the $28 million to the midpoint of our 2012 guidance is the acquisition of these two vessels. And then, as we said, we think we've got about another 10% free cash flow growth for the year ending March 2013, both organic as well as better efficiencies from the acquisition.

David Horn: All right, wonderful. Okay, thanks, guys.

Operator: Jon Evans, Edmunds White.

Jon Evans: Can you just talk a little bit about -- if you exclude and you don't think about the ships that you acquired on the acquisition side, and maybe I'm going to refer to this wrong, but can you talk about your base business? Are you seeing the grain market start to pick up significantly? Are you starting to see the coal markets because of the winter and what's happening in Australia, etc? And then, can you give us any kind of insight on potentially, are you seeing the ability to start to push price as demand starts to come back?

Laurence Levy: Scott, go ahead, please.

Scott Bravener: Good morning, Jon. On the first point, as you may or may not be aware, we have one vessel that primarily participates in the export grain business. And in the first half of last year, we did very little export grain where we had that vessel more tied in an export iron ore program.

Due to poor markets at that time and as you may or may not be aware, the second half of the year export markets from the US and Canada were very strong due to world events with Russia and some problems in Australia. And that's forecast to continue into the first part of this year, so we think we're going to see, as I said in our call, that certainly our export grain has been solidified by very strong demand. And also we have added a new customer to that program that's a pretty reliable shipper of grain in all markets, so we think we've solidified that aspect of our business.

Our coal market, as you've seen, came back quite a bit last year with our industrial customers. And we service some of the smaller utilities, but we don't have a big exposure to the utility markets. But from what we are seeing forecast from our customer base going into this year, our existing industrial customers of business has increased fairly robustly. And also, we have added additional new coal business as we looked at -- as we've seen this purchase coming together, we were able to aggressively pursue some new business.

Jon Evans: Okay. How about the pricing component? Your key markets seem like they are really starting to become stronger. Is there an opportunity to start to push price? Or is that dynamic not there yet?

Scott Bravener: We think we're starting to see capacity going into this year with the robust uptick in steel demand, North American steel demand, we think capacity is going to start to become fairly tight in both the Canadian and US markets. And that should bode well for some increased pricing power.

Jon Evans: Okay, great. And then just the last question relative to that, so if you look at your fiscal year that is coming up, which will start at April 1, how much of your business do you have contracted already and -- can you help us understand how much of that business is on a spot or an opportunity to be able to potentially re-price if capacity gets as tight as you might think it is?

Scott Bravener: We have or are in the process of renewing any business that expired at the end of this season, which was less than 10%, well less than 10% of our book of business. And, traditionally, as you may or may not be aware, we're traditionally in excess of 95% under long-term contractual relationships. So we do very little in the spot market, less than 5%.

Jon Evans: Okay. But do you have -- will you have much of your contract business repricing, so if the market gets tighter, will you have a potential to push price on that contract business for your next fiscal year?

Scott Bravener: Our contract business -- we have a certain percentage of our contract business rolling off in every year. Not a large percentage next year, but it's a little in excess of 10% next year. So we do have the opportunity of re-pricing some of our business as it comes off.

Jon Evans: So in the guide that you gave for the free cash flow, have you assumed that you are able to push price on those contracts? Or are you just assuming that the pricing stays static? And so in other words, that potentially would be upside to your free cash flow if that materialized?

Scott Bravener: We have assumed that there are some pricing opportunities within our existing agreements.

Jon Evans: Okay.

Ed Levy: But John, I would add to that our assumption on price increases has been very, very modest in the context of the guidance we've given today.

Jon Evans: Okay. And then just the last question relative to that, if you think about pricing in general, how much of price increases usually translate to the EBIT line? Do you get $0.80 on the $1? Is it higher than that? Or what are some of the variable costs that would eat up price?

Laurence Levy: Well when you look at our operating expenses, I mean clearly our labor costs increase each year, and those represent somewhere in the range of 40% to 45% of our total costs incurred. Our insurance costs are likely to go up, so our total operating costs are likely to increase somewhat in line with inflation.

As you look at price increases, we are able to achieve, to the extent we can get greater than inflation, clearly that does have a leveraging effect on our income statement. And upon contract renewal, which will normally take place every three, four, five years depending on the situation, that is when we have the opportunity for price adjustment with our customers.

Jon Evans: Got it. Okay.

Ed Levy: Jon, labor, insurance, and fuel are the three major costs, all three of which, as Laurence said, increase modestly, but are relatively fixed in the context of the operating model.

Jon Evans: Okay, perfect. Thank you for your help. Have a great day.

Operator: Matt Campbell, Knott Partners.

Matt Campbell: Good morning, gentlemen. I was curious, how does the acquisition compare to other capital opportunities you guys have been evaluating?

Laurence Levy: Ed, would you like to address that, please?

Ed Levy: We've looked at, and we looked at for the Board's benefit, several different alternatives in terms of capital allocation. Far and away, the acquisition of these two vessels was the most accretive in terms of shareholder value creation. In addition to it being most accretive from an economic perspective, as Scott and I think the team is very convinced, this acquisition has got tremendous strategic value for us because we will be able to better align our customer needs with proper carrying capacity vessels. And so, we think we've got the best of both in this acquisition, highly accretive on a relative basis, the most accretive relative to other capital use opportunities, as well as tremendous strategic value.

Laurence Levy: And some of the opportunities we did look at, Matt, included repurchasing some of our common stock, paying off the accrued amount on the preferred dividend that you are acquainted with. And we analyzed all of these options very, very carefully, and collectively felt very, very comfortable that this is the most productive use of our capital deployment.

Matt Campbell: Great. Thank you. And Scott, if you could just expand on the Saginaw Valley business, freeing up other vessels for more profitable trading patterns, could you expand upon that comment?

Scott Bravener: Matt, as I said, there is a significant volume in the Saginaw Valley. And KKIS, which was our primary competitor in the Valley, also did a significant volume. And the one vessel that we are acquiring was particularly well suited to that, which is effectively a shuttle run. We're able to take over the utilization of our faster, more versatile vessels, and use the sailing days that we are using in that trade pattern elsewhere, where we were more profitable with that class of vessel than we were in the Saginaw Valley.

Matt Campbell: Great. Thank you very much, and congratulations on the acquisition.

Operator: Bob Sales, LMK Capital Management.

Bob Sales: What was the share count that you used on the free cash flow guidance for 2012?

Laurence Levy: Joe, could you address that, please?

Joe McHugh: Yes. Bob, for the option where we acquired the vessels, we did adjust the share count for the shares that we issued on Friday. So, the $1.3 million shares were added into that calculation, and it was still accretive to the do nothing, payoff, preferred buyback $1 million, all those share counts. It was still more accretive.

Joe McHugh: 14.777, rounded.

Bob Sales: Okay. And then, can you remind us how -- let's just say things go well and the stock price goes up, and the preferred stock I think converts at -- some things happen at a higher stock price. Can you describe to us what the options become in that path, because that's still -- that's a pretty expensive preferred piece of paper, isn't it?

Laurence Levy: The holder of the preferred, Bob, has the right to convert into common at $6.20 per common share. We, the Company, have the right to force conversion when the stock price is at $8.50. Based on the fact we have been picking the coupon on the preferred - that has resulted in increasing rate on the entire instrument, which is now approaching 12%, but that is the cap that it goes to.

If and when we redeploy capital to repay the accrued amount, that will bring it back down on the $15 million or so face to about 7 3/4%. So that was clearly an option we looked at for our capital, but clearly the returns we've received in this acquisition were superior.

Bob Sales: Okay. That makes sense. Thank you, and I look forward to a good sailing season if the ice goes out soon.

Laurence Levy: Good. Thank you.

Operator: John Bossler, Dominick Brokerage.

John Bossler: Congratulations on the acquisition. Just a question, how will the allocation of the assets acquired reflect on the balance sheet?

Laurence Levy: Joe?

Joe McHugh: We will take the value of the cash paid, the shares and the present value of the longer-term paper, and it will be somewhere north of about $45 million -- between $45 million, $46 million. The appraisals of those assets are very close to that value, including a bit of capital expenditures that were just being put into those for this winter. So, this is an asset sale for SEC purposes, and there are some -- obviously a few customers out there that will need some contracts assigned to us. But most of the value of the acquisition -- substantially all of it is in the appraised fair value of those vessels. These vessels were in outstanding condition.

John Bossler: And you're saying the total appraised value is about $45 million?

Joe McHugh: Yes.

John Bossler: And that will go directly to property and equipment, then, on the balance sheet?

Joe McHugh: Yes, it will. Property and equipment, that's correct.

John Bossler: So we're not going to have an increase in goodwill or other assets?

Joe McHugh: It will be very, very small. If there is some, the final calculations need to be done, but it will be very, very small. And I don't think there will be any, actually.

John Bossler: Okay. And can you give, just going back to what you're seeing in current markets, can you give us any color how this quarter is going on -- I know January is usually kind of a down month for CapEx and maintenance. Are you seeing any difference there with regards to business picking up, which clearly it has? Are you seeing any changes in your January business?

Laurence Levy: Scott, could you describe what's occurred during January, please?

Scott Bravener: John, as we said earlier, we sailed probably for a record number of days in January of this year for our Company. Some of that was in meeting our commitments due to the lost sailing days that we had incurred throughout the year for mechanical incidents. And a large portion of it was due to increased demand, particularly in the steel industry in that period. So we have had a large increase in revenue-generating days in January compared to what is normal. And we expect a fairly early start to the season with a large portion of our fleet sailing in late March.

John Bossler: Great. Thanks so much.

Operator: Rick D'Auteuil, Columbia Management.

Rick D'Auteuil: Yes, just a little more color on -- so you provided free cash flow estimates for fiscal 2012 with the acquisition. What are you using for your depreciation in that -- D&A in that calculation? And also, what are you assuming for CapEx?

Laurence Levy: Joe, do you want to go ahead, please?

Joe McHugh: Actually, in the free cash flow calculation, there is no depreciation. But as far as the capital expenditures, on our existing fleet, we were able to defer some substantial investments that we would have had to make on the Maumee. So the original fleet next year would be somewhere around $8.2 million. And the acquired vessels would be somewhere around $700,000. And one of the barges has a drydock next year -- so in total -- the grand total of all capital expenditures and drydock will be just about $9.6 million, $9.7 million.

Rick D'Auteuil: Okay. And I guess I'm a little confused. Why is D&A not part of --?

Joe McHugh: Well, we're taking the EBITDA, the cash earnings less the capital expenditures and the interest expense.

Rick D'Auteuil: Okay. So I mean it's in there; it's just embedded in the EBITDA already?

Laurence Levy: We're using actual capital expenditure which we think is a fairer reflection than any book accounting depreciation number.

Joe McHugh: And that's correct. It is operating income plus depreciation and amortization, minus the cash interest, minus the capital expenditures and drydock expenditures.

Rick D'Auteuil: Okay. And is working capital considered here or not?

Ed Levy: We're relatively flat. We're relatively flat working capital-wise. We build up in March, April, and May and then we collect in November, December, January and into February. So we're zero -- we zero base throughout a 12-month cycle.

Rick D'Auteuil: But with the acquisition, essentially you haven't -- I assume if you're just buying the fixed assets, you're not getting any receivables with that, right?

Ed Levy: Yes. At this time of year, there are no receivables. You've gone and you've done all your collections. And so we build up and then we come back down. So net-net, through a 12-month cycle, your working capital change in the business is zero.

Rick D'Auteuil: Okay.

Laurence Levy: And we have a revolver from our lenders to help us fund that cycle that we go through each and every year.

Rick D'Auteuil: Okay. Thank you.

Operator: Fred Buonocore, CJS Securities.

Fred Buonocore: I just wanted to revisit the vessel incidents that you saw in maybe unusual frequency relative to your historical pattern. So, are all necessary repairs complete? And has anything been done, or any processes or policies or anything been changed or adjusted to try and mitigate realizing you can never prevent them given the nature of your business, but maybe to try and mitigate the severity or frequency going forward?

Laurence Levy: Scott, please address that.

Scott Bravener: Fred, as we stated earlier, all the vessels were fully repaired and back out operating. And as we talked about earlier in the year, when these incidents happened this year, we were in the midst of a second year of full implementation of a fleet planned maintenance system for all of our vessels, which has now been completed. And we will be implementing that on the two acquired vessels this year as we go forward.

And in relation, particularly to the engine failures that we experienced on our River Class vessels last year, we have been able to pinpoint a source of those failures, and we have gone through all the engines. There are six engines in that class that have that particular part that was put into those engines with recent overhauls in the last 24 months. And we've replaced all of that part to ensure that we don't have any further failures with those engines.

Fred Buonocore: Okay, thank you.

Operator: Carl Wiseman, Early Bird Capital.

Carl Wiseman: Congratulations, gentlemen, on this nice acquisition. Regarding the Maumee, it looks like it's not only your smallest vessel, but it looks very nimble. Are there trade routes that are exclusive to it?

Laurence Levy: Scott?

Scott Bravener: No, Carl; we have sufficient other forward boom vessels within our fleet of that size that we can replace the trade that that vessel did. That vessel was also our highest operating cost and had our highest labor cost, the highest crew complement, in our fleet; and the highest maintenance cost due to its age and condition from when we purchased the vessel from the previous owner.

So, we think by deferring that at this time and further evaluating it, this acquisition allowed us to do that and allowed us to save on a very substantial capital investment in a vessel that wasn't really providing us with a good return for that investment.

Carl Wiseman: So are the manning requirements the same on the Maumee as the Kuber barges?

Scott Bravener: No; actually -- about 7 -- a complement of 7 less on the barges and they're much larger carrying capacities.

Carl Wiseman: So it's almost twice the capacity and 7 less?

Scott Bravener: That's correct.

Carl Wiseman: So assume that that goes to the scrap yard at some point in the near future?

Scott Bravener: Well, we don't want to make that assumption at this point. We continue to evaluate it, but we do not plan on operating that vessel this season.

Carl Wiseman: Thank you so much.

Operator: George Melas, MKH Management.

George Melas: Congratulations on the acquisitions. They look wonderful. I think this year; there were several ships of your competitors that did not set sail. What do you expect in the coming sailing season?

Laurence Levy: In regards to those specific vessels, George?

George Melas: Right. And so the overall competition and you know --

Ed Levy: George, we're not privy, necessarily, to what our competitors are doing. And so I think we would prefer to withhold judgment in terms of what they're going to do and whether they're going to sail their vessels or not.

It is the case in Canada that our competitors have scrapped vessels within the River Class market. That has occurred as we had previously indicated to our shareholders that it would occur. It has now occurred, and so the available capacity in the Canadian market within the River Class market has shrunk relative to prior years.

Laurence Levy: George, I would highlight that as we've indicated in our presentations, we continue to believe that our operating cost structure is lower than that of our competitors. And, obviously that gives us a strategic advantage and you're seeing that play out in the marketplace.

George Melas: Okay. Let me ask that question slightly differently. Given that you're pretty much fully booked for the sailing season, if their ships -- let's take American steamships, if they do sail or not, how much of a difference does that make to your results?

Laurence Levy: We don't believe it will impact us one way or another. Our business, as you highlighted, is fully committed for this coming year. We have very good visibility. Quite frankly irrelevant of what our competitors do at this point.

Ed Levy: I think it's a difference, George, it goes back to this notion that all of our business is contractual versus spot. And so to the extent that incremental capacity comes on in the market, it doesn't change the contractual nature of our customer relations.

George Melas: Okay.

Scott Bravener: Just to add to that, George, the vessels that haven't been sailing are largely tied to the steel industry. As you are aware, we do not have a lot of exposure to the steel industry. But with a fairly robust uptick in that industry, if they were to sail, we expect that that's where they will be dedicated to.

George Melas: Okay, thank you.

Operator: At this time we have no further questions.

Laurence Levy: Okay. Well, we thank you all for participating on today's call about Rand. We're very pleased about this growth in our Company, and we look forward to keeping you apprised as Rand continues to build and grow for the benefit of all our employees, customers and shareholders. Thank you all.

Operator: Thank you. This concludes today's conference call. You may now disconnect.